Exhibit 10.1

COMBIMATRIX CORPORATION

AMENDED AND RESTATED
2017 EXECUTIVE PERFORMANCE BONUS PLAN

Purpose

Pursuant to the authority granted under CombiMatrix Corporation Compensation Committee Charter, the Compensation Committee (the “Committee”) of CombiMatrix Corporation (the “Company” or “our”) has adopted this 2017 Executive Performance Bonus Plan (the “Plan”) effective as of January 1, 2017. The purpose of this Plan is to motivate executives to achieve the Company’s objectives and to minimize turnover for participants. The Plan is intended to permit the payment of bonuses that qualify as performance-based compensation under Internal Revenue Code Section 162(m).

Structure

The overall performance bonuses for the CEO and CFO shall be 60% and 50% of base salary, respectively. These performance bonuses shall be allocated to the achievement of three separate target components as follows: (T1) 30% tied to the achievement of our 2017 budgeted revenue; (T2) 30% tied to achievement of our 2017 budgeted EBITDA loss, and (T3) 40% tied to our 2017 budgeted operating cash burn. Also, the T1 and T2 targets are divided evenly between achieving semi-annual targets, and T3 is divided evenly between target achievement equaling the sum of Quarters 1 through 3 of 2017 and achievement of the Quarter 4 target. Targets T1 and T2 also include three tiers of achievement in order to encourage higher levels of performance.

Eligible Executives

The following executives are eligible for this program:

Mark McDonough, CEO

Scott Burell, CFO

Payments

In order to receive a bonus, the participant must be employed by CombiMatrix at the time bonuses are calculated and paid. The semi-annual bonus calculations will be finalized once the Company’s June 30, 2017 financial statements are prepared and reported to the Committee. The annual bonus calculations will be finalized once the Company’s auditors have completed their year-end audit in early 2018. If semi-annual bonus targets are achieved, payments will be made within 75 days of June 30, 2017. If annual bonus targets are achieved, payments will be made within 75 days of December 31, 2017. However, in order to obtain the full amount of the annual targets, the mid-year interim targets described above must also be achieved. In other words, if the interim, mid-year targets described above are achieved but the second half and year-end targets are not achieved, only a semi-annual bonus will be paid based on achievement of the mid-year targets, and there will be no annual bonus. Conversely, if the mid-year targets are not achieved but the second half and annual targets are achieved, the annual bonus computations and amounts will be based on achievement of the second half and annual targets only.

Also, for the T1 and T2 targets, bonus payments will be computed on a pro rata basis of achievement if the bonus target achieved falls between the three tiers. In no event shall bonuses be computed or paid if the first target tier is not achieved, nor shall bonus amounts exceed the third tier of each Target.

Compensation Committee Discretion

The Compensation Committee retains the latitude to adjust or eliminate the award due to unforeseen circumstances. There is also potential for additional discretionary awards for faster reduction (i.e., over-achievement) in operating cash burn. Also, in order to obtain approval by the Compensation Committee for payout of bonuses under the Plan, expense ratios, gross margin targets and cash reimbursement need to be generally comparable to those defined in the 2017 consolidated budget that was approved by the Board of Directors on December 16, 2016. The Committee wishes to encourage management and will not withhold approval if there is substantial performance improvement during 2017.

Respectfully submitted,

THE COMPENSATION COMMITTEE

CombiMatrix Corporation